Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

SECOND QUARTER 2017 FINANCIAL RESULTS

Englewood, Colorado, August 9, 2017 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) today reported second quarter 2017 results.  Highlights include(1):

•	Attributed to Liberty SiriusXM Group
o	SiriusXM reported strong second quarter 2017 results
▪	Net self-pay subscribers grew 466,000; total subscribers exceeded 32 million
▪	Second quarter revenue climbed 9% to $1.3 billion
▪	Quarterly net income rose 16% to $202 million
▪	Adjusted EBITDA(2) grew 12% to a quarterly record of $522 million
▪	Quarterly operating cash flow rose 12% to $483 million; free cash flow(2) grew 6% to $417 million
▪	SiriusXM increased full-year guidance for self-pay net additions, revenue and adjusted EBITDA
o	SiriusXM announced agreement for $480 million investment in Pandora, representing 19% interest or approximately 16% on as converted basis
o	Closed $440 million recapitalization of SiriusXM Canada
o	Liberty Media’s ownership of SiriusXM stood at 68.5% as of July 25th
•	Attributed to Formula One Group
o	Closed primary equity offering and used net proceeds of $388 million to partially repay Formula 1 (“F1”) second lien term loan
o	Subsequent to quarter-end, completed refinancing of F1 debt to fully repay second lien term loan
o	Hosted F1 Live event in London, which drew one hundred thousand fans and took over streets of central London
•	Attributed to Braves Group
o	Braves attendance at SunTrust Park has increased 36% as of August 7th

o	Battery Atlanta seeing strong demand, with over 70% leased on available retail and residential; remaining development is on-time and on-budget

“The Formula 1 management team is invigorating the sport, and during the quarter we capitalized on this with successful debt and equity offerings and fully repaid the more expensive second lien term loan,” said Greg Maffei, Liberty Media President and CEO. “The Atlanta Braves new SunTrust Park is proving a sustained attraction for fans, with more developments to come at the Battery Atlanta.  SiriusXM delivered an outstanding quarter on all metrics and now serves over 32 million subscribers.”

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2017 to the same period in 2016.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the second quarter of 2017. In the second quarter, approximately $10 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

	2Q16	2Q17	% Change
	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$1,235	$1,348	9%
Total Liberty SiriusXM Group	$1,235	$1,348	9%
Operating Income (Loss)
SiriusXM	350	402	15%
Corporate and other	(7)	(10)	(43)%
Total Liberty SiriusXM Group	$343	$392	14%
Adjusted OIBDA
SiriusXM	451	519	15%
Corporate and other	(1)	(3)	(200)%
Total Liberty SiriusXM Group	$450	$516	15%

The increases in Liberty SiriusXM Group revenue, operating income and adjusted OIBDA(2) were primarily attributable to an increase in SiriusXM’s daily weighted average number of subscribers and an increase in SiriusXM’s average monthly revenue per subscriber due to certain rate increases.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone second quarter results on July 27, 2017.  For additional detail on SiriusXM’s financial results for the second quarter, please see SiriusXM’s earnings release posted to their Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.  For a reconciliation of revenue, adjusted OIBDA (as defined by Liberty Media) and operating income for SiriusXM's stand-alone operating results as reported by SiriusXM to those results as reported by Liberty Media, see Liberty Media's Form 10-Q for the quarter ended June 30, 2017.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interest in SiriusXM.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the second quarter of 2017. In the second quarter, the Formula One Group incurred approximately $9 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“We just passed the halfway point in the 2017 season, and attendance, viewership and engagement on digital platforms have increased,” said Chase Carey, Formula 1 Chairman and CEO. “We are in the process of developing our three to five year strategic plan while focusing on key priorities like improving and building fan engagement that will positively impact the business and build the foundation for long-term results.”

	2Q16		2Q17
	amounts in millions
Formula One Group
Revenue
Formula 1	$	NA	$616
Corporate and other		—	—
Total Formula One Group		$—	$616
Operating Income (Loss)
Formula 1	$	NA	$45
Corporate and other		(12)	(12)
Total Formula One Group		$(12)	$33
Adjusted OIBDA
Formula 1	$	NA	$164
Corporate and other		(7)	(9)
Total Formula One Group		$(7)	$155

Liberty completed the acquisition of F1 on January 23, 2017.  Liberty maintained an investment in F1 from September 7, 2016 until January 23, 2017, which was accounted for as a cost investment. For comparison and discussion purposes, the pro forma results of F1 are presented below for the full three months ended June 30, 2017 and 2016, inclusive of purchase accounting adjustments, as if the acquisition of F1 occurred on January 1, 2016. The purchase price allocation related to the F1 business combination and pro forma adjustments are preliminary and have been made available solely for the purpose of providing comparative pro forma condensed consolidated financial information. The financial information below is presented for illustrative purposes only and does not purport to represent what the results of operations of F1 would actually have been had the business combination occurred on January 1, 2016, or to project the results of operations of Liberty for any future periods.

Pro Forma F1 Operating Results

	2Q16	2Q17	% Change
	amounts in millions
Primary Formula 1 revenue	$516	$527	2%
Other Formula 1 revenue	84	89	6%
Total Formula 1 revenue	$600	$616	3%
Operating expenses (excluding stock-based compensation included below):
Team payments	(329)	(330)	(0)%
Other cost of Formula 1 revenue	(79)	(85)	(8)%
Cost of Formula 1 revenue	$(408)	$(415)	(2)%
Selling, general and administrative expenses	(24)	(32)	(33)%
Adjusted OIBDA	168	169(1)
Stock-based compensation	—	(9)	—%
Depreciation and Amortization	(78)	(115)	(47)%
Operating income	$90	$45	(50)%

Number of races in period	7	7

(1)

Pro-forma adjusted OIBDA for the second quarter includes a $5 million adjustment related to transaction costs not captured in the first quarter; excluding this adjustment, F1’s pro-forma adjusted OIBDA in the second quarter was $164 million.

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion fees, (ii) broadcasting fees and (iii) advertising and sponsorship fees. Broadcast revenue increased due to higher contractual rates and the impact of slightly higher proportionate recognition of season-based income during the quarter (7/20 races in the second quarter of 2017 compared to 7/21 races in the second quarter of 2016), which more than offset the adverse impact of weaker prevailing foreign currency exchange rates used to translate a small number of Pound and Euro-denominated contracts into US dollars.  Advertising and sponsorship revenue increased due to new sponsors and due to the impact of slightly higher proportionate recognition of season-based income. Other Formula 1 revenue increased modestly during the second quarter primarily due to higher TV production revenue. These increases were partially offset by lower race promotion fees due to one contract amendment, which was partly offset by the impact of other contractual increases.

Operating income decreased primarily due to increased amortization related to intangible assets acquired in the F1 acquisition and stock-based compensation related to awards granted to members of F1 management.

Adjusted OIBDA decreased slightly in the second quarter, as revenue growth, described above, was offset by increased selling, general and administrative expense as a result of additional headcount, as well as an increase in other costs of Formula 1 revenue related to spend on increased fan engagement, filming in ultra-high-definition and higher freight costs.  Additionally, these costs were partially offset by lower spend on the GP3 series.

The businesses and assets attributed to the Formula One Group consist of all of Liberty Media’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including Liberty Media’s subsidiary F1,  its interest in Live Nation, minority equity investments in Time Warner and Viacom and an intergroup interest in the Braves Group.  There are approximately 9.1 million notional shares underlying the Formula One Group’s 15.5% intergroup interest in the Braves Group.

BRAVES GROUP - The following table provides the financial results attributed to the Braves Group for the second quarter of 2017. In the second quarter, approximately $2 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group.

	2Q16	2Q17
	amounts in millions
Braves Group
Revenue
Corporate and other	$131	$176
Total Braves Group	$131	$176
Operating Income (Loss)
Corporate and other	(3)	(3)
Total Braves Group	$(3)	$(3)
Adjusted OIBDA
Corporate and other	12	27
Total Braves Group	$12	$27

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

Braves Operating Results

	2Q16	2Q17	% Change
	amounts in millions
Total revenue	$131	$176	34%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(102)	(126)	(24)%
Selling, general and administrative expenses	(15)	(25)	(67)%
Adjusted OIBDA	$14	$25	79%
Stock-based compensation	(2)	(5)	(150)%
Depreciation and Amortization	(13)	(24)	(85)%
Operating income (loss)	$(1)	$(4)	(300)%

Number of home games in period	44	40

The increase in Braves revenue in the quarter was primarily attributable to an increase in ballpark operations revenue driven by the Braves move to their new ballpark, SunTrust Park, and improved on-field performance. Ticket sales, concessions, corporate sales, suites and premium seat fees all increased during the second quarter.  Operating loss increased compared to the prior year primarily as a result of increased depreciation and amortization expense due to an increase in property and equipment to support the development of the Braves mixed-use facility that surrounds SunTrust Park. Adjusted OIBDA increased primarily due to the increase in ballpark operations revenue as discussed above, partially offset by increased costs associated with baseball and ballpark operations.

The Formula One Group holds an approximate 15.5% intergroup interest in the Braves Group as of July 31, 2017. Assuming the issuance of the shares underlying the intergroup interest held by the Formula One Group, the Braves Group outstanding share count as of July 31, 2017 would have been 58.6 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary Braves, which indirectly owns the Atlanta Braves major league baseball team, five minor league baseball clubs and certain assets and liabilities associated with its ballpark and mixed-use development project.

Share Repurchases

There were no repurchases of Series A or Series C Liberty SiriusXM common stock, Series A or Series C Liberty Braves common stock or Series A or Series C Liberty Formula One common stock from May 1, 2017 through July 31, 2017.  The total remaining repurchase authorization for Liberty Media is approximately $1.3 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)

Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters on Liberty Media's earnings conference call which will begin at 11:00 a.m. (E.D.T.) on August 9, 2017.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA and free cash flow (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended June 30, 2017.

Fair Value of Corporate Public Holdings

(amounts in millions)	3/31/2017		6/30/2017
Liberty SiriusXM Group	$	N/A	$	N/A
Formula One Group
Live Nation Equity Method Investment(1)		$2,115		2,427
Other Public Holdings(2)		518		681
Total Formula One Group		$2,633		$3,108
Braves Group		N/A		N/A
Total Liberty Media		$2,633		$3,108

(1)

Represents the fair value of the equity investment attributed to Formula One Group.  In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at its historical carrying value of $721 million and $755 million as of March 31, 2017 and June 30, 2017, respectively.

(2)	Represents the carrying value of other public holdings which are accounted for at fair value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2017	6/30/2017
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(1)	$330	$173
Formula One Group(2)	626	443
Braves Group	115	128
Total Liberty Consolidated Cash and Cash Equivalents (GAAP)	$1,071	$744

Debt:
SiriusXM senior notes(3)	$5,500	$5,500
Margin loans	250	250
Other subsidiary debt(4)	541	1,011
Total Attributed Liberty SiriusXM Group Debt	$6,291	$6,761
Unamortized discount, fair market value adjustment and deferred loan costs	(44)	(44)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$6,247	$6,717

Liberty 1.375% cash convertible notes due 2023(5)	1,000	1,000
1% cash convertible notes due 2023(5)	450	450
2.25% exchangeable senior debentures due 2046(5)	445	445
Live Nation margin loan	350	350
Formula 1 bank loans	3,844	3,402
Delta Topco exchangeable notes(5)	351	351
Other corporate level debt	35	35
Total Attributed Formula One Group Debt	$6,475	$6,033
Fair market value adjustment	222	272
Total Attributed Formula One Group Debt (GAAP)	$6,697	$6,305

Atlanta Braves debt(6)	420	511
Total Attributed Braves Group Debt	$420	$511
Deferred loan costs	(10)	(9)
Total Attributed Braves Group Debt (GAAP)	$410	$502

Total Liberty Media Corporation Debt (GAAP)	$13,354	$13,524

(1)	Includes $230 million and $43 million of cash and liquid investments held at SiriusXM as of March 31, 2017 and June 30, 2017, respectively.
(2)	Includes $432 million and $297 million of cash and liquid investments held at Formula 1 as of March 31, 2017 and June 30, 2017, respectively.
(3)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
(4)	Includes SiriusXM capital leases and borrowings under the SiriusXM revolving credit facility.
(5)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
(6)

Includes Atlanta National League Baseball Club, LLC borrowings, Braves Stadium Company, LLC debt to fund the construction of the new ballpark and drawdowns under various credit facilities to fund development costs for the mixed-use development.

Total cash and liquid investments attributed to Liberty SiriusXM Group decreased  $157 million during the quarter primarily due to (i) SiriusXM’s acquisition of Automatic Labs Inc. on April 18, 2017 for an aggregate purchase price of $107 million, net of cash and restricted cash acquired,  (ii) the recapitalization of SiriusXM Canada on May 25, 2017 for total consideration (excluding transaction costs) of $309 million, which included $130 million in cash consideration and 35 million shares of newly issued common stock; SiriusXM also made a contribution in the form of a loan to SiriusXM

Canada for $131 million, (iii) SiriusXM’s $172.5 million investment in Series A convertible preferred stock of Pandora on June 9, 2017, and (iv) stock repurchases, dividends paid to shareholders and capital expenditures at SiriusXM. Uses of cash were partially offset by cash from operations and debt borrowings.  Included in the cash and liquid investments balance attributed to Liberty SiriusXM Group at June 30, 2017 is $43 million held at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance.

Total debt attributed to Liberty SiriusXM Group increased $470 million during the quarter primarily due to borrowings under SiriusXM’s revolving credit facility to fund the aforementioned uses of cash at SiriusXM. On June 27, 2017, SiriusXM issued a notice to redeem all of its 4.25% Notes, which were subsequently redeemed on July 27, 2017 for a total amount of $510 million. This redemption will result in a loss on extinguishment of debt for SiriusXM of approximately $8 million in the third quarter of 2017. On July 5, 2017, SiriusXM issued notices to redeem all of its 5.75% Notes, which were subsequently redeemed on August 4, 2017 for a total amount of $618 million. This redemption will result in a loss on extinguishment of debt for SiriusXM of approximately $21 million in the third quarter of 2017. On July 5, 2017, SiriusXM issued $750 million of 3.875% Senior Notes due 2022 and $1.25 billion of 5.00% Senior Notes due 2027, and subsequently issued an additional $250 million of each of its 3.875% Senior Notes due 2022 and its 5.00% Senior Notes due 2027.

Total cash and liquid investments attributed to the Formula One Group decreased  $183 million during the quarter, primarily as a result of working capital swings due to the seasonality of the business and debt repayments at F1, partially offset by proceeds of the primary equity offering discussed below.

Total debt attributed to Formula One Group decreased approximately $442  million primarily as a result of the repayment of debt at F1. On May 24, 2017, Liberty closed a primary offering of 12.9 million shares of Series C Liberty Formula One common stock (“FWONK”) at a  price of $31.00 per share. Liberty received approximately $388 million in net proceeds, after deducting underwriters’ discounts and commissions related to the primary offering. Net proceeds from the offering, along with cash on hand, were used to repay $400 million of F1’s outstanding $700 million second lien term loan during the second quarter.  Additionally, F1’s first lien term loan Euro tranche was repaid during the second quarter using cash on hand.

On July 24, 2017, Liberty announced the expiration of its investment opportunity for F1 teams offered at the time of Liberty’s acquisition in January 2017.  Liberty retains the right to offer future investment opportunities to Formula 1 teams.

As of July 31, 2017, there are approximately 230.7 million shares of Liberty Formula One common stock, pro-forma for the approximately 15.7 million shares of FWONK issuable upon exchange of the Exchangeable Notes issued to the F1 selling shareholders in connection with the F1 acquisition, based on the maximum number of shares issuable.

Subsequent to quarter end, on August 3, 2017, Liberty closed a $200 million add-on to F1’s $3.1 billion first lien term loan. The add-on is on the same terms as the existing first lien term loan and has a rate of 3.25%, which will reduce to 3.00% after September 2, 2017 if certain recently secured upgraded credit ratings are retained. F1 used the proceeds from the $200 million term loan, together with cash on hand, to repay the remaining $300 million of the second lien term loan. Liberty also amended the first lien term loan agreement to, among other things, increase F1’s available revolving credit facility capacity from $75 million to $500 million, which was undrawn as of August 3, 2017. The term loan and revolving credit facility remain non-recourse to Liberty. Pro-forma for this financing, the total principal amount of debt attributed to the Formula One Group is $5.9 billion and pro-forma cash and liquid investments attributed to the Formula One Group is $343 million as of June 30, 2017.

Total cash and liquid investments attributed to the Braves Group increased $13 million during the quarter, as capital expenditures related to the construction of the new ballpark and adjacent mixed-use development were more than offset by cash from operations and additional borrowings.

As of June 30, 2017, approximately $692 million had been spent on the new ballpark, of which approximately $390 million of funding was provided by Cobb County and related entities and $302 million provided by the Braves.  As of June 30, 2017, approximately $374 million had been spent on the mixed-use development (including $7 million of cost towards future development phases, including purchased land cost, not reflected in the currently forecasted equity contribution towards the mixed-use development). The Braves have provided $338 million of this funding, of which approximately $188 million was contributed in equity and approximately $150 million in debt.

Total debt attributed to the Braves Group increased by $91 million primarily as a result of additional borrowings for funding the ballpark and mixed-use development.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release on a conference call which will begin at 11:00 a.m. (E.D.T.) on August 9, 2017.  The call can be accessed by dialing (844) 838-8043 or (678) 509-7480 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, the future financial performance of F1’s business, the new ballpark for the Atlanta Braves and completion of the associated mixed-use development, expansion of the Formula 1 brand, the continuation of our stock repurchase plan and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, failure of third parties to perform, changes in consumer protection laws and their enforcement, continued access to capital on terms acceptable to Liberty Media and changes in law and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

June 30, 2017 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$173	128	443	—	744
Trade and other receivables, net	234	59	70	—	363
Other current assets	219	22	85	—	326
Total current assets	626	209	598	—	1,433
Intergroup interest in the Braves Group	—	—	218	(218)	—
Investments in available-for-sale securities and other cost investments	173	8	569	—	750
Investments in affiliates, accounted for using the equity method	610	47	919	—	1,576

Property and equipment, at cost	2,141	1,083	169	—	3,393
Accumulated depreciation	(821)	(25)	(76)	—	(922)
	1,320	1,058	93	—	2,471

Intangible assets not subject to amortization
Goodwill	14,250	180	3,968	—	18,398
FCC licenses	8,600	—	—	—	8,600
Other	931	143	—	—	1,074
	23,781	323	3,968	—	28,072
Intangible assets subject to amortization, net	987	73	5,313	—	6,373
Other assets, at cost, net of accumulated amortization	146	16	576	(29)	709
Total assets	$27,643	1,734	12,254	(247)	41,384

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(9)	(36)	45	—	—
Accounts payable and accrued liabilities	783	87	122	—	992
Current portion of debt	5	—	—	—	5
Deferred revenue	1,865	112	315	—	2,292
Other current liabilities	3	—	19	—	22
Total current liabilities	2,647	163	501	—	3,311
Long-term debt	6,712	502	6,305	—	13,519
Deferred income tax liabilities	2,174	70	478	(29)	2,693
Redeemable intergroup interest	—	218	—	(218)	—
Other liabilities	286	433	58	—	777
Total liabilities	11,819	1,386	7,342	(247)	20,300
Equity / Attributed net assets	10,203	333	4,912	—	15,448
Noncontrolling interests in equity of subsidiaries	5,621	15	—	—	5,636
Total liabilities and equity	$27,643	1,734	12,254	(247)	41,384

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended June 30, 2017 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,111	—	—	1,111
Formula 1 revenue	—	—	616	616
Other revenue	237	176	—	413
Total revenue	1,348	176	616	2,140
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	293	—	—	293
Programming and content	96	—	—	96
Customer service and billing	95	—	—	95
Other	30	—	—	30
Cost of Formula 1 revenue	—	—	414	414
Subscriber acquisition costs	126	—	—	126
Other operating expenses	27	126	—	153
Selling, general and administrative	202	29	57	288
Depreciation and amortization	87	24	112	223
	956	179	583	1,718
Operating income (loss)	392	(3)	33	422
Other income (expense):
Interest expense	(85)	(2)	(62)	(149)
Share of earnings (losses) of affiliates, net	(5)	1	20	16
Realized and unrealized gains (losses) on financial instruments, net	—	—	(49)	(49)
Unrealized gains (losses) on intergroup interest	—	(3)	3	—
Other, net	(7)	2	1	(4)
	(97)	(2)	(87)	(186)
Earnings (loss) from continuing operations before income taxes	295	(5)	(54)	236
Income tax (expense) benefit	(110)	3	27	(80)
Net earnings (loss)	185	(2)	(27)	156
Less net earnings (loss) attributable to the noncontrolling interests	62	—	—	62
Net earnings (loss) attributable to Liberty stockholders	$123	(2)	(27)	94

Programming and content	7	—	—	7
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	3	—	—	3
Selling, general and administrative	25	6	10	41
Stock compensation expense	$37	6	10	53

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended June 30, 2016 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,032	—	—	1,032
Other revenue	203	131	—	334
Total revenue	1,235	131	—	1,366
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	264	—	—	264
Programming and content	83	—	—	83
Customer service and billing	94	—	—	94
Other	45	—	—	45
Subscriber acquisition costs	129	—	—	129
Other operating expenses	20	102	—	122
Selling, general and administrative	180	19	9	208
Depreciation and amortization	77	13	3	93
	892	134	12	1,038
Operating income (loss)	343	(3)	(12)	328
Other income (expense):
Interest expense	(86)	—	(4)	(90)
Share of earnings (losses) of affiliates, net	2	2	14	18
Realized and unrealized gains (losses) on financial instruments, net	—	—	(32)	(32)
Unrealized gains (losses) on intergroup interest	—	27	(27)	—
Other, net	—	(1)	6	5
	(84)	28	(43)	(99)
Earnings (loss) from continuing operations before income taxes	259	25	(55)	229
Income tax (expense) benefit	(99)	—	12	(87)
Net earnings (loss)	160	25	(43)	142
Less net earnings (loss) attributable to the noncontrolling interests	60	—	—	60
Net earnings (loss) attributable to Liberty stockholders	$100	25	(43)	82

Programming and content	4	—	—	4
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	3	—	—	3
Selling, general and administrative	21	2	2	25
Stock compensation expense	$30	2	2	34

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2017 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$374	(51)	(123)	200
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	177	26	184	387
Stock-based compensation	71	8	18	97
Share of (earnings) loss of affiliates, net	2	(4)	(10)	(12)
Unrealized (gains) losses on intergroup interest, net	—	31	(31)	—
Realized and unrealized (gains) losses on financial instruments, net	—	—	61	61
Noncash interest expense	3	1	2	6
Losses (gains) on dilution of investment in affiliate	—	—	(2)	(2)
Deferred income tax expense (benefit)	215	23	(62)	176
Intergroup tax allocation	(9)	(33)	42	—
Intergroup tax payments	4	15	(19)	—
Other charges (credits), net	2	(3)	(1)	(2)
Changes in operating assets and liabilities
Current and other assets	(15)	(51)	29	(37)
Payables and other liabilities	(39)	24	(120)	(135)
Net cash provided (used) by operating activities	785	(14)	(32)	739
Cash flows from investing activities:
Investments in and loans to cost and equity investees	(434)	(2)	(6)	(442)
Cash proceeds from sale of investments	—	5	1	6
Net cash paid for the acquisition of Formula 1	—	—	(1,647)	(1,647)
Capital expended for property and equipment	(119)	(145)	(2)	(266)
Other investing activities, net	(114)	5	(10)	(119)
Net cash provided (used) by investing activities	(667)	(137)	(1,664)	(2,468)
Cash flows from financing activities:
Borrowings of debt	980	214	1,403	2,597
Repayments of debt	(376)	(42)	(1,373)	(1,791)
Proceeds from issuance of Series C Formula One common stock	—	—	1,938	1,938
Subsidiary shares repurchased by subsidiary	(784)	—	—	(784)
Cash dividends paid by subsidiary	(30)	—	—	(30)
Taxes paid in lieu of shares issued for stock-based compensation	(29)	—	(3)	(32)
Other financing activities, net	7	—	1	8
Net cash provided (used) by financing activities	(232)	172	1,966	1,906
Effect of foreign exchange rate changes on cash and cash equivalents	—	—	5	5
Net increase (decrease) in cash and cash equivalents	(114)	21	275	182
Cash and cash equivalents at beginning of period	287	107	168	562
Cash and cash equivalents at end of period	$173	128	443	744

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2016 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$321	—	248	569
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	156	18	6	180
Stock-based compensation	54	4	10	68
Share of (earnings) loss of affiliates, net	(9)	(4)	7	(6)
Unrealized (gains) losses on intergroup interest, net	—	(27)	27	—
Realized and unrealized (gains) losses on financial instruments, net	—	—	40	40
Noncash interest expense	3	(2)	(1)	—
Losses (gains) on dilution of investment in affiliate	—	—	2	2
Deferred income tax expense (benefit)	192	(20)	6	178
Intergroup tax allocation	3	(4)	1	—
Other charges (credits), net	23	3	(5)	21
Changes in operating assets and liabilities
Current and other assets	7	(60)	2	(51)
Payables and other liabilities	34	111	116	261
Net cash provided (used) by operating activities	784	19	459	1,262
Cash flows from investing activities:
Investments in and loans to cost and equity investees	—	(8)	(3)	(11)
Cash proceeds from sale of investments	—	—	58	58
Capital expended for property and equipment	(67)	(93)	—	(160)
Purchases of short term investments and other marketable securities	—	—	(258)	(258)
Sales of short term investments and other marketable securities	—	—	273	273
Other investing activities, net	(4)	(10)	26	12
Net cash provided (used) by investing activities	(71)	(111)	96	(86)
Cash flows from financing activities:
Borrowings of debt	1,387	66	—	1,453
Repayments of debt	(744)	(71)	(1)	(816)
Intergroup (payments) receipts	9	(34)	25	—
Subsidiary shares repurchased by subsidiary	(996)	—	—	(996)
Proceeds from Liberty Braves common stock rights offering	—	203	—	203
Taxes paid in lieu of shares issued for stock-based compensation	(6)	—	(4)	(10)
Other financing activities, net	51	64	(97)	18
Net cash provided (used) by financing activities	(299)	228	(77)	(148)
Net increase (decrease) in cash and cash equivalents	414	136	478	1,028
Cash and cash equivalents at beginning of period	112	13	76	201
Cash and cash equivalents at end of period	$526	149	554	1,229

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and separately reported legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended June 30, 2016 and June 30, 2017, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q16	2Q17
Liberty SiriusXM Group
Revenue	$1,235	$1,348

Adjusted OIBDA	450	516
Depreciation and amortization	(77)	(87)
Stock compensation expense	(30)	(37)
Operating Income	$343	$392

Formula One Group
Revenue	$—	$616

Adjusted OIBDA	(7)	155
Depreciation and amortization	(3)	(112)
Stock compensation expense	(2)	(10)
Operating Income (Loss)	$(12)	$33

Braves Group
Revenue	$131	$176

Adjusted OIBDA	12	27
Depreciation and amortization	(13)	(24)
Stock compensation expense	(2)	(6)
Operating Income (Loss)	$(3)	$(3)

Liberty Media Corporation (Consolidated)
Revenue	$1,366	$2,140

Adjusted OIBDA	455	698
Depreciation and amortization	(93)	(223)
Stock compensation expense	(34)	(53)
Operating Income	$328	$422

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as follows:  EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization.  SiriusXM adjusts EBITDA to exclude the impact of other income as well as certain other charges discussed below.  Adjusted EBITDA is one of the primary Non-GAAP financial measures SiriusXM uses to (i) evaluate the performance of its on-going core operating results period over period, (ii) base its internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of the business.  SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about the business apart from the costs associated with its capital structure and purchase price accounting.  SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing operating performance to the performance of other communications, entertainment and media companies.  SiriusXM believes investors use adjusted EBITDA to estimate current enterprise value and to make investment decisions.  Because of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense.  SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of the business.  SiriusXM also believes  the exclusion of the legal settlements and reserves related to the historical use of sound recordings and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	June 30,
	2016	2017
($ in thousands)
Net income:	$174,965	$202,109
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813
Loss on disposal of assets	12,912	—
Share-based payment expense(1)	24,177	30,251
Depreciation and amortization	66,708	73,519
Interest expense	83,396	82,794
Other expense (income)	(2,515)	11,937
Income tax expense	106,310	119,513
Adjusted EBITDA	$467,766	$521,936

(1)	Allocation of share-based payment expense.

SCHEDULE 3

SiriusXM’s free cash flow is derived from cash flow provided by operating activities, net of additions to property and equipment, restricted and other investment activity and the return of capital from investment in unconsolidated entity.  Free cash flow is a metric that SiriusXM’s management and board of directors use to evaluate the cash generated by operations, net of capital expenditures and other investment activity.  In a capital intensive business, with significant investments in satellites, SiriusXM looks at operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate SiriusXM’s ability to return capital to stockholders.  SiriusXM excludes from free cash flow certain items that do not relate to the on-going performance of the business such as cash outflows for acquisitions, strategic investments and loans to related parties.  SiriusXM believes free cash flow is an indicator of the long-term financial stability of the business.  Free cash flow, which is reconciled to "Net cash provided by operating activities," is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions "Additions to property and equipment" and deducting or adding Restricted and other investment activity from "Net cash provided by operating activities" from the consolidated statements of cash flows, adjusted for any significant legal settlements.  Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities.  SiriusXM believes free cash flow provides useful supplemental information to investors regarding its current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine SiriusXM’s financial condition, and to compare its operating performance to other communications, entertainment and media companies.  Free cash flow is calculated as follows:

	Unaudited
	For the Three Months Ended
	June 30,
	2016	2017
($ in thousands)
Cash flow information
Net cash provided by operating activities	$432,102	$483,211
Net cash used in investing activities	$(37,156)	$(607,294)
Net cash used in financing activities	$(20,445)	$(63,667)
Free cash flow
Net cash provided by operating activities	$432,102	$483,211
Additions to property and equipment	(37,001)	(66,152)
Purchases of restricted and other investments	(155)	(334)
Free cash flow	$394,946	$416,725